Exhibit 3.1

Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "WOLFE CREEK MINING, INC.", CHANGING ITS NAME FROM "WOLFE CREEK MINING, INC." TO "GREEN ENVIROTECH HOLDINGS CORP.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JULY, A . D . 2010,  AT 9:38 O'CLOCK A . M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 09:44 AM 07/20/2010 FILED 09:38 AM 07/20/2010 SRV 100754606 - 4364898 FILE

Certificate of Amendment

of
Certificate of Incorporation
of
Wolfe Creek Mining, Inc.

Under Section 242 of the Delaware General Corporation Law

    Wolfe Creek Mining, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

    1.The Certificate of Incorporation of the Corporation is hereby amended as follows:

    a. Article FIRST shall be and read in its entirety as follows:

    FIRST:The name of the corporation is Green EnviroTech Holdings Corp.

    b. Article FOURTH shall be and read in its entirety as follows:

    FOURTH:     The total number of shares of stock which the corporation shall have authority to issue is 250,000,000 shares of common stock with $.001 par value and 25,000,000 shares of prefer-red stock with $.001 par value.

    2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

    IN WITNESS WHEREOF, I have signed this Certificate this 29th day of June, 2010

By:	/s/ Gary M. DeLaurentiis
Gary M. DeLaurentiis
Chief Executive Officer